UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2012

FLUX POWER HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Nevada (State or Other Jurisdiction of Incorporation)	000-25909 (Commission File Number)	86-0931332 (IRS Employer Identification No.)

2240 Auto Park Way, Escondido, California (Address of Principal Executive Offices)	92029 (Zip Code)

877-505-3589

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into A Material Definitive Agreement

On September 24, 2012, Flux Power, Inc., the Registrant’s wholly owned subsidiary (the “Company”), entered into a certain Unrestricted and Line of Credit (“Line of Credit) with Esenjay Investments, LLC (“Esenjay”) pursuant to which Esenjay agreed to provide us with a revolving line of credit for $1,500,000 (“Line of Credit”). Borrowings under the Line of Credit is secured by the assets of the Company and bears interest at 8% per annum, with all unpaid principal and accrued interest due and payable on September 24, 2014. There is no prepayment penalty under the Line of Credit. Proceeds from the Line of Credit can be used at the discretion of the Company and the Company intends to use it for working capital. As of the date of this Current Report on Form 8-K, the Company has not borrowed any amounts under the Line of Credit. Esenjay is one of our major shareholders which beneficially own approximately 43% of our common stock. Mr. Michael Johnson, our director, is the director and shareholder of Esenjay.

The foregoing description of the terms of the Line of Credit does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description

10.1	Unrestricted and Line of Credit

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flux Power Holdings, Inc.,
A Nevada Corporation

Dated: September 27, 2012	/s/ Craig Miller
Craig Miller, Chief Intellectual Property Officer and Corporate Secretary

3